EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	3:00 PM November 22, 2023

Subject:	United Bancorp, Inc. Increases its Fourth Quarter Cash Dividend Payment to $0.17 per Share, which produces a Forward Yield of 5.9%.

MARTINS FERRY, OHIO ♦♦♦ On November 22, 2023, the Board of Directors of United Bancorp, Inc. (UBCP) declared a fourth quarter dividend payment of $0.17 per share for shareholders of record on December 8, 2023 with a payment date of December 20, 2023. This payment is greater than the regular cash dividends paid in the first three quarters of the current year, which were $0.1625, $0.1650 and $0.1675 respectively. With this fourth quarter dividend payment and year-to-date, UBCP has paid total cash dividends of $0.8150 (inclusive of a special cash dividend of $0.15 paid in the first quarter), which is an increase of $0.04, or 5.2%, over the amount paid during the same period the previous year. At the fourth quarter payment level, the regular cash dividend produces a forward yield of 5.9% based on UBCP’s market value of $11.55 at the most recent quarter-end.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $814.3 million and total shareholder’s equity of $52.6 million as of September 30, 2023. Through its single bank charter, Unified Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.